Exhibit 10.1

STANCORP FINANCIAL GROUP, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Management Committee Form)

This Restricted Stock Unit Award Agreement (this “Agreement”) is made effective as of                      between StanCorp Financial Group, Inc., an Oregon corporation (the “Company”) and                      (the “Employee”).

On                      , the Organization and Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) gave final approval for a restricted stock unit award to the Employee pursuant to Section 7 of the Company’s 2002 Stock Incentive Plan (the “Plan”). Employee desires to accept the award subject to the terms and conditions of this Agreement.

In consideration of the agreements set forth below, the Company and the Employee agree as follows:

1. Award. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Employee                      restricted stock units (the “RSUs”). The grant of RSUs obligates the Company, upon vesting in accordance with this Agreement, to deliver to the Employee one share of common stock (“Common Stock”) of the Company (a “Share”) for each RSU. The RSUs are subject to forfeiture as set forth in Section 2.4 below.

2 Vesting.

2.1 Generally. All of the RSUs shall initially be unvested, and all of the RSUs shall vest on                      (the “Vesting Date”).

2.2 Acceleration Upon Death or Disability. If the Employee has a Termination of Employment prior to the Vesting Date as a result of Total Disability or Death as such terms are defined in Sections 6.1-4(b) and 6.1-4(c), respectively, of the Plan, all of the RSUs shall immediately vest.

2.3 Change of Control. All of the RSUs shall immediately vest if the Employee becomes entitled to the severance benefits provided under the terms of Employee’s Change of Control Agreement with the Company, as such agreement may be amended from time to time, and all conditions to the payment of such severance benefits, including the execution of a release and expiration of the applicable revocation period, have been satisfied.

2.4 Forfeiture. If the Employee has a Termination of Employment prior to the Vesting Date, other than by reason of Total Disability or Death, any RSUs that did not vest pursuant to this Section 2 at or prior to the time of such Termination of Employment shall be forfeited to the Company; provided, however, that if RSUs are forfeited under this sentence and an event described in Section 2.3 subsequently occurs, the RSUs shall be restored to the Employee and vested.

2.5 A “Termination of Employment” shall be deemed to occur on the date on which the Employee ceases to be employed on a continuous full time basis by the Company or a subsidiary of the Company for any reason or no reason, with or without cause. The Employee shall not be treated as having a Termination of Employment during the time the Employee is receiving long term disability benefits provided by the Company or a subsidiary of the Company, unless the Employee has received formal written notice of termination.

3. Delivery. Subject to applicable tax withholding, as soon as practicable on or after the Vesting Date, the Company will issue to the Employee the number of Shares underlying the RSUs that vested.

4. Tax Withholding. The Employee acknowledges that, on the date the Shares are issued to the Employee (the “Payment Date”), the Value (as defined below) on that date of the Shares will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required minimum withholding amount, the Company shall withhold the number of Shares having a Value equal to the minimum withholding amount. For purposes of this Section 4, the “Value” of a Share shall be equal to the closing market price for Common Stock on the last trading day preceding the Payment Date.

5. Mergers, Consolidations or Changes in Capital Structure. If, after the date of this Agreement, the outstanding Common Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, or in the event of any consolidation, merger or plan of exchange involving the Company pursuant to which the Common Stock is converted into cash, securities or other consideration, then appropriate adjustment shall be made by the Committee in the number and kind of shares subject to this Agreement so that the Employee’s proportionate interest before and after the occurrence of the event is maintained.

6. No Right to Employment. Nothing in this Agreement or the Plan shall (i) confer upon the Employee any right to be continued in the employment of the Employee’s employer or interfere in any way with the right of such employer to terminate the Employee’s employment at any time, for any reason or no reason, with or without cause, or to decrease the Employee’s compensation or benefits, or (ii) confer upon the Employee any right to the continuation, extension, renewal, or modification of any compensation, contract or arrangement with or by the Company or any subsidiary of the Company.

7. Approval. The obligations of the Company under this Agreement and the Plan are subject to the approval of state, federal or foreign authorities or agencies with jurisdiction in the matter. The Company will use its reasonable best efforts to take steps required by state, federal or foreign law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grant evidenced by this Agreement. The foregoing notwithstanding, the Company shall not be obligated to deliver the Shares if such delivery would violate or result in a violation of applicable state or federal securities laws.

8. Miscellaneous.

8.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Oregon, without regard to the choice of law principles applied in the courts of such state.

8.2 Severability. If any provision or provisions of this Agreement are found to be unenforceable, the remaining provisions shall nevertheless be enforceable and shall be construed as if the unenforceable provisions were deleted.

8.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements between the Company and the Employee relating to the subject matter hereof.

8.4 Amendment. This Agreement may be amended or modified only by written consent of the Company and the Employee.

8.5 Assignment. The Employee may not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STANCORP FINANCIAL GROUP, INC.

By:

EMPLOYEE

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